Exhibit 11.1

DELHAIZE GROUP

CODE OF BUSINESS CONDUCT AND ETHICS

Our company has a long-standing commitment to conducting business in accordance with the highest ethical standards and in conformity with the law wherever we operate. Upholding this commitment is crucial for our continued success.

This Code of Business Conduct and Ethics (referred to herein as the Code) summarizes a number of Delhaize Group policies that must guide our actions. We also expect our franchisees and those outside consultants who work on our behalf – such as business, financial, technical or legal advisors — to be guided by these standards.

This Code does not replace any other published rules or policies of Delhaize Group, including other work rules and personal conduct policies. While this Code provides guidance and explains what is considered unacceptable behavior, this Code does not – and cannot – cover every situation where choices and decisions must be made. Do not hesitate to ask your local management for clarification or advice before making a decision about which you are uncertain. In most cases, good common sense is our best guide.

Adhering to this Code is imperative. As you review each policy in this Code, please keep in mind that it is not simply the letter of the policy but the spirit of the policy that we all must embrace.

Our reputation and integrity depend upon each of us assuming a personal responsibility for our business conduct. Thank you for your commitment!

Pierre-Olivier Beckers
President and Chief Executive Officer

Important

This Code is effective as of June 30, 2004, except with respect to any associates for which additional approval or review is required, or is determined to be customary or appropriate, by any governmental regulatory body or workers council, preserving in this process the tradition of good social dialogue. In such case, with respect to such associates, this Code will become effective after such approval or review. Delhaize Group’s policies, guidelines and related procedures are subject to unilateral change by Delhaize Group at any time. In adopting and publishing its policies and these guidelines, Delhaize Group expressly states that (1) in some respects its policies and guidelines exceed the requirements of law and industry practice, (2) nothing contained in Delhaize Group’s policies and guidelines should be construed or applied as a binding interpretation or definition of the law or industry practice, and (3) any act by a Delhaize Group employee or agent in violation of the law or of Delhaize Group’s policy is beyond the scope of such person’s duty, authority and responsibility and is not an act by or on behalf of Delhaize Group.

This Code is neither an employment contract nor an amendment to an employment contract. We do not create any contractual or legal rights or guarantees by issuing these policies.

DELHAIZE GROUP
CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

     The policies in this Code apply to all of the directors, officers and other employees of Delhaize Group and all its subsidiaries (referred to in this Code as the company or Delhaize Group) worldwide. Officers and other employees of the company are referred to in this Code collectively as associates. For certain groups of associates, the principles contained in this Code may be incorporated into a local statement of Delhaize Group policies, guidelines, work rules or related procedures.

     The Code is not intended to conflict with any local law applicable in the country where you work. If a local law conflicts with a policy in this Code, you must comply with the law. However, if a local custom or practice conflicts with a policy in this Code, you must comply with the Code. Any such conflicts should be reported to the Office of the General Counsel.

     The Code is not intended to cover all Delhaize Group policies or all applicable laws. Delhaize Group may, within your business, region or country, have policies and practices that require more of you than is required by this Code, and the same may be true of local law; in all of those instances, you must follow the stricter policy, practice, or law. Think of this Code as a minimum requirement, which must always be followed. If the applicable law conflicts with the Code but could permit different alternatives, you must choose the one most closely aligned with the Code requirement. If in doubt, contact your local management or the Office of the General Counsel.

WORK ENVIRONMENT

Article 1. Respect for the Individual.

     All associates want and deserve a workplace where they feel respected and appreciated. Our policies are designed to ensure that associates are treated fairly and with respect, and that associates treat others with that same respect. Delhaize Group aims to provide challenging, meaningful, and rewarding opportunities for personal and professional growth to all associates without regard to gender, race, ethnicity, religion, sexual orientation, age, pregnancy, national origin, veteran or marital status, disability, or any other legally protected status. This policy applies to all phases of the employment relationship, including promotions, demotions, transfers, layoffs or terminations, compensation, and selection for training and related programs. All officers and other associates are expected to adhere to applicable laws and company policies relating to equal opportunity and non-discrimination.

Article 2. Positive Workplace.

     All associates are expected to conduct themselves in a manner appropriate for their work environment, and are also expected to be sensitive to and respectful of the concerns, values and preferences of others. With this in mind, there are certain behaviors that will not be tolerated. Unwelcome sexual advances, harassment, threats of violence and other inappropriate personal conduct are prohibited. Harassment, including sexual harassment, may take many forms, from overt advances to demeaning comments, jokes, language, and gestures. Sexual harassment may also occur when someone’s inappropriate words, actions, or behavior create a hostile work environment. Associates are expected to cooperate fully in the company’s investigation of complaints. Retaliation against anyone who lodges a complaint or participates in an investigation will not be tolerated.

Article 3. Health, Safety, and Environment.

     We are committed to providing a safe and healthy work environment and to supporting environmental stewardship wherever we do business. Associates must understand and comply with the applicable safety, health, environmental, and employment laws and regulations that affect our business activities, as well as related Delhaize Group and local company policies and procedures. We also expect that contractors, suppliers, franchisees, and others who work with us follow applicable laws and regulations. Since environmental, health, and safety laws are complex, subject to frequent changes, and vary from country to country, you should obtain the advice of your local management or a Delhaize Group lawyer whenever there is any doubt as to the lawfulness of any actions or inactions.

RELATIONSHIPS

Article 4. Conflicts of Interest.

     The company respects the rights of associates and directors to manage their personal affairs and investments and does not wish to intrude upon their personal lives. At the same time, associates and directors must act in the best interests of the company and avoid situations that present a potential or actual conflict between their personal interests and the interests of the company.

     It is not practical to list every activity or interest that might represent a conflict of interest. However, for example, a conflict, or appearance of a conflict, may arise by accepting an inappropriate gift (see “Relationships with the Business Community” below) from a current or potential customer, supplier, franchisee, or competitor; owning a significant financial interest in, or serving in a business capacity with, an outside enterprise that does or wishes to do business with, or is a competitor of, the company; serving as an intermediary for the benefit of a third party in transactions involving the company; using confidential company information or other corporate assets for personal profit; conducting business for another enterprise during our normal working hours; or using company property to conduct business for another enterprise. A conflict can also occur if an associate, a director, or a member of either’s family receives personal benefits as a result of the associate’s or director’s position in the company.

     Actions by associates that might involve a conflict of interest, or the appearance of one, should be disclosed in writing to the associate’s local management for review and approval. The disclosure and approval will be filed in the associate’s personnel file. Associates who knowingly fail to disclose conflicts may be subject to discipline, including dismissal.

Article 5. Relationships with the Business Community.

     The company strives to maintain a cordial, but professional, relationship with its vendors, suppliers, franchisees, contractors, and other members of the business community. Each associate and director should endeavor to deal fairly with such members of the business community. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing facts. Also, associates must not be influenced by gifts or favors of any kind from other members of the business community. It is Delhaize Group policy to discourage the receipt of gifts either directly or indirectly by associates that may be misconstrued as an attempt to influence business decisions. The company expects each associate to exercise reasonable judgment and discretion in accepting any gratuity or gift offered to the associate in connection with employment at Delhaize Group. If an associate is not certain whether a gift or favor may be accepted, the associate should obtain permission in advance from the associate’s supervisor.

     In any case, the company requires that an associate disclose to such associate’s supervisor the receipt of any gifts or favors of any kind from other members of the business community. This does not apply to unsolicited promotional materials of a general advertising nature, such as imprinted pencils, memo pads, and calendars, or other gifts of nominal value in the aggregate as long as the gift:

•	is reasonable and customary, not lavish or extravagant;

•	is accepted without any express or implied understanding that the recipient is in any way obligated; and

•	would not embarrass our company if publicly disclosed.

     Presents of a ceremonial nature in keeping with national custom may be permitted as long as what is accepted is not in violation of any applicable law, cannot be construed as a bribe or a payoff and would not embarrass the company if disclosed publicly.

Article 6. Relationships with Government Officials.

     Many countries in which Delhaize Group does business have specific laws on conducting business with government officials. Under such laws, typically, a company (including its shareholders, directors, officers, other associates, and advisors) is prohibited from directly or indirectly offering, promising to pay, or authorizing the payment of money or anything of value to a government official to win or retain business or favorable treatment. The above does not apply to any fees, sometimes referred to as facilitating payments, charged by government or non-government bodies as required by law or for provision of a required service. Each associate and director should endeavor to deal fairly with government officials. None should take unfair advantage of any government official through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing actions. All associates should be familiar with and adhere to these requirements. Any questions should be referred to your local management or the Office of the General Counsel.

Article 7. Outside Work by Associates.

     Delhaize Group associates may wish to maintain or take on additional part-time work (including teaching) with organizations that are not our competitors, suppliers, or franchisees. Such work in itself does not constitute a conflict of interest; however, the second job must be strictly separated from the associate’s job at Delhaize Group, and the associate must comply with the following requirements:

•	Outside work must not be done on company time and must not involve the use of company equipment or supplies.

•	The associate should not attempt to sell products or services from the outside work to Delhaize Group.

•	Performance of the off-duty work must not interfere with or prevent the associate from devoting the time and effort needed to fulfill the associate’s primary duties and obligations as a Delhaize Group associate.

     This policy applies whether or not an associate receives compensation (see “Charitable Activities” below) from the outside work. If you are uncertain whether your outside work could represent a conflict of interest, advise your local manager in writing and obtain approval.

Article 8. Civic and Political Participation.

     Delhaize Group respects and supports the rights of associates and directors to participate in personal political activities. However, these activities should not be conducted on company time, coercive with respect to other associates or directors, or involve the use of any company resources such as telephones, computers, or supplies. Associates and directors will not be reimbursed for personal political contributions.

     The company may sometimes express its views on local and national issues that affect its operations. In such cases, company funds and resources may be used, but only when permitted by law and by our strict company guidelines. The company may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so. No associate may make or commit to political contributions on behalf of the company without approval from the Office of the General Counsel.

Article 9. Charitable Activities.

     Delhaize Group is committed to maintaining good-will and to being a good civic neighbor. Directors and associates are encouraged to serve on non-profit boards and in other volunteer capacities. However, if a director or associate serves in any capacity with a not-for-profit organization, such person may not represent either the company or the organization in any transactions between them. The provisions of this Code relating to outside work also apply with respect to charitable activities.

Article 10. Competition Laws.

     Competition laws (which are also known as antitrust laws in some jurisdictions) are designed to ensure a fair and competitive free market system. While Delhaize Group will compete vigorously in the marketplace, we will comply with the applicable antitrust and competition laws wherever we do business. This means that we will compete on the merits of our service, the prices we charge, and the customer loyalty we earn.

     Some of the most serious offenses of competition laws occur between competitors, such as agreements to fix prices or to divide customers, territories, or markets. It is therefore important to avoid discussions with competitors regarding pricing, terms and conditions, costs, marketing or production plans, customers, and any other proprietary or confidential information. Competition laws may also apply in other circumstances, like benchmarking efforts, trade association meetings, or strategic alliances involving competitors. It is likewise important to avoid discussions with suppliers that may amount to indirect price setting through supplier guidance.

     Unlawful agreements need not be written or even consist of express commitments. Agreements can be inferred based on “loose talk,” informal discussions, or the mere exchange of certain information. If you believe that a conversation with a competitor enters an inappropriate area, end the conversation at once and report the conversation to the Office of the General Counsel.

COMPANY RESOURCES

Article 11. Use of Company Information; Confidentiality.

     Associates and directors may not use for personal benefit or the benefit of any person or entity other than the company proprietary or material non-public information concerning any aspect of the company’s business acquired as a result of his or her relationship with the company. Moreover, such information must not be disclosed to any other person or entity, except as required in the performance of company duties or as expressly authorized by the company.

     An associate or a director may be held liable to the company for any benefit gained from improper use of such information or any damages sustained by the company as a result of improper disclosure of such information.

     Similarly, you should not use illegitimate means to acquire a competitor’s or supplier’s trade secrets or other confidential information. If you believe that any proprietary or non-public information about our competitors or suppliers has been obtained improperly, you should report the suspected transgression to the Office of the General Counsel and refrain from using such information.

Article 12. Diversion of Corporate Opportunity.

      A director or associate may not appropriate for himself or herself or divert to any other person or entity a business or financial opportunity that the director or associate knows, or reasonably should anticipate, that the company may have an interest in pursuing. Directors and associates owe a duty to Delhaize Group to advance Delhaize Group’s legitimate interests when the opportunity to do so arises.

     For instance, if you were to become aware of available commercial assets (such as real estate) that you reasonably should know could be used in Delhaize Group’s business, your duty to Delhaize Group requires that you present the opportunity to Delhaize Group for its consideration and obtain its approval before taking any other action with respect to such assets.

Article 13. Preservation and Proper Use of Company Assets.

     Each associate and director of the company must comply with all the company procedures to preserve the assets of the company. An associate or director may not knowingly or recklessly create or participate in situations that may harm the reputation of the company. Other than in the normal course of business within an associate’s authorization, such associate may not create financial liability on the part of the company. The assets of the company are to be acquired, used, and disposed of for the benefit of the company and its shareholders and not for the personal enrichment of its associates or directors. No corporate funds or assets may be used for any unlawful purpose. In addition, no associate or director may appropriate or make available to others any company property for a non-company purpose.

     Each associate and director must be familiar with the procedures applicable to his or her responsibilities and must ensure they are followed, particularly in connection with the acquisition, use, or disposition of company assets. Company assets include not only physical and tangible items (such as inventory, equipment, vehicles, furnishings, fixtures, funds, supplies, and computer and telephone networks), but also include, subject to applicable law, intangibles (such as ideas, creations, concepts, and inventions that associates develop in execution of their work for the company or data and information that associates have access to as a result of their work responsibilities and, including all electronic information created or stored on any software or computer owned by the company). All rights to property and information generated or obtained as part of an associate’s employment relationship remain the exclusive property of Delhaize Group. Associates in a supervisory role also must require compliance on the part of those whom they supervise.

Article 14. Trading on Inside Information.

     Using confidential material information for trading, or tipping others to trade, is both unethical and illegal. In general, material confidential (or inside) information is any information about a company (Delhaize Group, our suppliers, our customers, or our franchisees) that has not reached the general marketplace and is likely to be considered important by investors deciding whether to trade. The term “trade” includes all securities transactions in the open market, and includes transactions in company plans such as the company’s stock option plans. In addition to being prohibited from buying or selling our securities or other publicly-traded securities when you are in possession of material inside information, you are also prohibited from disclosing such information to anyone else (including friends and family members) in order to enable them to trade on the information. It is illegal to give undisclosed material information about the company to anyone, other than in the necessary course of business.

     Associates who involve themselves in insider trading (either by personally engaging in trading or by disclosing confidential material information to others) may be subject to immediate dismissal and prosecution.

     Delhaize Group’s insider trading policy also prohibits trading by executive officers and directors during the period that begins three weeks before the public release of financial information by the company and ending 48 hours after the public release of such information. We refer to such periods as a blackout periods and the time between such periods as trading windows. During a trading window, executive officers and directors may engage in transactions involving company securities only after obtaining approval from the Office of the General Counsel, unless the transactions are done under a contract, instruction or plan approved by the Office of the General Counsel. If you are uncertain whether you are an executive officer for the purpose of this policy, please contact the Office of the General Counsel.

Article 15. Use of E-mail and Internet Services.

     E-Mail systems and Internet services are provided to help us do our work. Incidental and occasional personal use which does not interfere with work duties or business operations is permitted, but never for personal gain or any improper purpose. Don’t access, send, or download any information that could be insulting or offensive to another person, such as sexually explicit messages, offensive cartoons or jokes, unwelcome propositions, ethnic or racial slurs, or any other message that could be viewed as harassment. Also remember that “flooding” our systems with junk mail and trivia hampers the ability of our systems to handle legitimate company business.

     Unless prohibited by law, your messages (including voice mail) and computer information are considered company property, and the company reserves the right to access and disclose this information as necessary for business purposes. Use good judgment, and do not access, send a message, or store any information that you would not want to be seen or heard by other individuals.

ACCOUNTING, REPORTING, AND COMPLIANCE

Article 16. Accounting and Financial Records.

     It is the policy of Delhaize Group to keep books, records, and accounts that accurately reflect all transactions and to provide an adequate system of internal accounting and controls. We expect you to ensure that those portions of our books, records and accounts for which you have responsibility are valid, complete, accurate, and supported by appropriate documentation in verifiable form.

     You should not:

•	Improperly accelerate or defer expenses or revenues to achieve financial results or goals;

•	Maintain any undisclosed or unrecorded funds or “off the book” assets;

•	Establish or maintain improper, misleading, incomplete, or fraudulent accounting documentation or financial reporting;

•	Record revenue for any transaction that has not fully complied with Delhaize Group’s revenue recognition guidelines;

•	Make any payment for purposes other than those described in the documents supporting the payment;

•	Submit or approve any expense report where you know or suspect that any portion of the underlying expenses were not incurred or are not accurate; or

•	Sign any documents believed to be inaccurate or untruthful.

     All Delhaize Group associates who exercise supervisory duties over Delhaize Group assets or records are expected to establish and implement appropriate internal controls over all areas of their responsibility. This will help ensure the safeguarding of Delhaize Group’s assets and the accuracy of our financial records and reports. We have adopted various types of internal controls and procedures as required to meet internal needs and applicable laws and regulations. We expect you to follow these controls and procedures to the extent they apply to you, to assure the complete and accurate recording of all transactions.

     You must not interfere with or seek to improperly influence (directly or indirectly) the review or auditing of our financial records by our Internal Audit Department, Audit Committee or independent auditors.

     If you become aware of any questionable transaction or accounting practice concerning Delhaize Group or our assets, we expect you to report the matter immediately to any of the Office of the General Counsel, the Chairperson of our Audit Committee, or our Vice President of Internal Audit. In addition, we expect you to report all material off-balance-sheet transactions, arrangements, and obligations, contingent or otherwise, and other Delhaize Group relationships with unconsolidated entities or other persons that may have material current or future effects on our financial condition or results of operations to any of the Office of the General Counsel, the Chairperson of our Audit Committee, or our Vice President of Internal Audit.

Article 17. Disclosures to Investors.

     It is the policy of Delhaize Group to fully and fairly disclose the financial condition of the company in compliance with applicable accounting principles, laws, rules, and regulations. We are required under law to provide the public with periodic disclosure regarding our business and financial condition. We may provide additional disclosures to the public through our quarterly earnings calls, press releases, shareholder newsletters, and as we otherwise deem necessary or appropriate. All Delhaize Group associates who participate in the preparation or dissemination of these disclosures, or who provide information that they know may be used in the preparation of these disclosures, have a legal and ethical duty to ensure that the content of the disclosures is accurate, complete, and timely.

     We have created disclosure controls and procedures that are designed to ensure that all public disclosures are accurate, complete, and timely. We have also created a Disclosure Committee to ensure compliance with the disclosure controls and procedures and to evaluate the effectiveness of those controls and procedures on a regular basis. If you receive a request from someone outside the company for material nonpublic information-for example, seeking guidance about our quarterly results, or asking for confirmation of a rumor-you should not respond. Instead, ask for the person’s name and number and contact a member of the Disclosure Committee. Also, if you become aware that our public disclosures are not accurate, complete, and timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter immediately to a member of the Disclosure Committee. Our Disclosure Committee includes our General Counsel and certain other appointed people.

Article 18. Records Management.

     Individual Delhaize Group business units have policies relevant to retention of company records, which are generally based on specific statutory and regulatory requirements. Records should be retained in accordance with the policies. The retention requirements apply to all company documents, including electronic records. You are prohibited from destroying any records that are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable government investigation or proceeding.

Article 19. Compliance with Laws, Rules, and Regulations.

     The business and activities of the company are subject to many laws, rules, and regulations in the various countries in which it operates. The policy of the company has been, and will continue to be, to comply with all applicable laws in the conduct of its business. Each associate and director, while acting on behalf of the company, must comply with all applicable laws. No associate or director may take or permit to be taken any action that he or she knows or reasonably should know violates any applicable law. In addition, no associate or director may fail to take, or permit others to fail to take, any action that the associate or director knows or reasonably should know should be taken to comply with any applicable law.

ADMINISTRATION OF THE CODE

Article 20. Role of Supervisors and Officers

     Supervisors and officers have important roles under this Code and are expected to demonstrate their personal commitment to this Code by fostering a workplace environment that promotes compliance with the Code and by ensuring that associates under their supervision are familiar with the Code and participate, as appropriate, in compliance training programs offered by Delhaize Group.

Article 21. Investigations; Disciplinary Action

     Delhaize Group will initiate a prompt investigation following any credible indication that a breach of law or this Code may have occurred. The company will also initiate appropriate corrective action as deemed necessary, which may include notifying appropriate authorities.

     If you violate any provision of this Code, you may be subject to disciplinary action, including discharge to the extent permitted by applicable law. Please be aware that Delhaize Group may seek civil remedies from you, and if your violation results in monetary loss to the company, you may be required to reimburse the company for that loss. If you are involved in a violation, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation is intentional or unintentional, will be given consideration in the company’s investigation and any resulting disciplinary action.

Article 22. No Retaliation

     Delhaize Group will not retaliate against anyone who, in good faith, notifies us of a possible violation of law or this Code, nor will the company tolerate any harassment or intimidation of any associate who reports a suspected violation or participates in an investigation of a suspected violation. In addition, there are “whistleblower” laws in certain jurisdictions that are designed to protect associates from discrimination or harassment for providing information to us or governmental authorities, under certain circumstances, with respect to certain legal requirements such as those governing workplace safety, the environment, securities fraud, and fraud against shareholders.

Article 23. Approvals and Waivers

     Approvals required under this Code should be documented. Any request for a waiver of this Code must be submitted in writing to the Office of the General Counsel, which has authority to decide whether to grant a waiver. However, a waiver of any provision of this Code for a director or an executive officer of Delhaize Group must be approved by our Board of Directors or its designated committee and will be promptly disclosed to the extent required by applicable law.

ASKING FOR HELP OR CLARIFICATION; REPORTING CONCERNS

     Every director and associate has a responsibility to adhere to this Code and to report to the company any suspected violations. If you have a question or concern, your most immediate resource is your supervisor or manager. He or she may have the information you need, or may be able to refer the matter to an appropriate source. You may also contact any manager in the company with whom you feel comfortable or the Office of the General Counsel.

Locally Within Your Banner		Office of the General Counsel

•	Your supervisor or manager	P.O. Box 1330
2110 Executive Drive
•	Other manager with whom you feel	Salisbury, North Carolina 28145-1330
	comfortable	U.S.A.
		Telephone:	+1 704-633-8250, ext. 2175
or
+32 2 412 21 17

     In addition to contacting any of the persons listed above, you may report concerns regarding questionable accounting, internal financial controls (including internal accounting controls) and auditing matters to the following persons:

Audit Committee Chairperson	Vice President of Internal Audit

Telephone: +1 781-383-8836	P.O. Box 1330
E-mail: MurrayRJ2@comcast.net	2110 Executive Drive
Salisbury, North Carolina 28145-1330
U.S.A.
Telephone: +1 704-633-8250, ext. 2951

     Delhaize Group may from time to time publish on its Web site (http://www.delhaizegroup.com) updated telephone numbers and addresses for the contacts listed above.